MUTUAL OF AMERICA LIFE INSURANCE COMPANY

320 PARK AVENUE NEW YORK NY 10022-6839 . 212 224 1600

(hereafter called the “Company”)

INDIVIDUAL RETIREMENT ANNUITY CONTRACT

As of the Annuity Commencement Date, the Company shall pay the annuity benefits as provided in this Contract. Upon the death of the Owner before the Annuity Commencement Date, the Company shall pay the death benefit as provided in this Contract. At any time prior to the Annuity Commencement Date or the death of the Owner, the Owner may withdraw amounts held under this Contract without any surrender charges.

RIGHT TO EXAMINE CONTRACT. This Contract may be returned for cancellation within days after the date it is received by the Owner. It may be delivered or mailed to the Company or to any agent of the Company, along with a written request for cancellation. This Contract shall then be canceled and the Company shall refund to the Owner an amount equal to: (a) all contributions allocated to the Interest Accumulation Account, with no deductions; plus (b) the value on the surrender date of all contributions allocated to any Investment Fund. For purposes of this paragraph only, the surrender date shall be the date this Contract is delivered or mailed to the Company, along with the request for cancellation.

This Contract is issued in consideration of the application for this Contract and payment of the first contribution (premium). Additional contributions may be made at any time prior to the Annuity Commencement Date or the death of the Owner. Each contribution is subject to the Contributions provision of this Contract. This Contract shall take effect on the Effective Date shown in the Specifications Section of this Contract.

This Contract is executed by the Company at its Home Office in New York, New York on the Date of Issue shown in the Specifications Section of this Contract.

Vice President	Chairman, President and Chief Executive Officer

AMOUNTS HELD IN CONNECTION WITH THIS CONTRACT MAY BE HELD IN THE COMPANY’S GENERAL ACCOUNT AND/OR THE COMPANY’S SEPARATE ACCOUNT THAT THE COMPANY MAINTAINS IN CONNECTION WITH THIS CONTRACT AND CERTAIN OTHER CONTRACTS. THE AMOUNTS HELD IN THE SEPARATE ACCOUNT ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS AND SHALL INCREASE OR DECREASE IN VALUE BASED UPON THE INVESTMENT RESULTS OF THE SEPARATE ACCOUNT. A DESCRIPTION OF THE SEPARATE ACCOUNT APPEARS IN THE ACCOUNTS SECTION OF THIS CONTRACT. A DESCRIPTION OF THE CHARGES DEDUCTED FROM THE AMOUNTS HELD IN THE SEPARATE ACCOUNT APPEARS IN THE DEFINITION OF ADMINISTRATIVE CHARGES IN THE DEFINITIONS SECTION OF THIS CONTRACT.

THIS IS A PARTICIPATING CONTRACT.

IRA-2004

This page left blank intentionally.

IRA-2004

Table of Contents

SECTION 1 - SPECIFICATIONS	5
SECTION 2 - DEFINITION	5
Account Value	5
Administrative Charges	5
Annuitant	5
Annuity Commencement Date	6
Beneficiary	6
Business Day	6
Code	6
Commuted Value	6
Contract	6
Current Rate of Interest	6
Date of Issue	6
Effective Date	6
Guaranteed Rate of Interest	6
Home Office	6
Interest Accumulation Account	6
Investment Fund	6
Notice	7
Owner	7
Required Distribution Date	7
Separate Account	7
SIMPLE IRA	7
Surviving Spouse	7
Underlying Investment Company	7
United States Bank	7
Valid Transaction Date	7
Valuation Day	7
Valuation Period	7
SECTION 3 - CONTRIBUTIONS	7
Contributions	7
Allocation of Contributions	8
Change of Allocations	8
SECTION 4 - ACCOUNTS	9
Accounts	9
General Account	9
Separate Account	9
Account Value	9
Accumulation Units	9
Accumulation Unit Value	9
Accumulation Unit Value Change Factor	9
Changes To Separate Account	10
SECTION 5 - WITHDRAWALS AND TRANSFERS	10
Withdrawals and Transfers	10
Amount of Withdrawal or Transfer	10
Requests for Withdrawal or Transfer	10
Postponement of Withdrawals or Transfers	11
SECTION 6 - BENEFITS	11
Annuity Benefit	11
Amount of Annuity Benefit	11
Annuity Options	11
Specified Payments Option	12
Death Benefit	12
Spousal Continuation	12
Death Benefit Settlement Options	13
SECTION 7 - DISTRIBUTIONS	14
SECTION 8 - BENEFICIARY	16

IRA-2004	Page 3

SECTION 9 - GENERAL PROVISIONS	17
Adjustments to Current Rate of Interest and Expense Charges	17
Contract	17
Evidence of Survival	17
Incontestability	17
Misstatements of Age	17
Non-Alienation of Benefits	17
Non-Assignment of Contract	18
Non-Waiver	18
Notices	18
Participating Contract	18
Dividends	18
Payment of Benefits	18
Reports	18
Severability of Provisions	18
Termination of Contract	18
SECTION 10 - TABLE OF RATES	19
SECTION 11 - LIST OF ACCOUNTS AND FUNDS	20

IRA-2004	Page 4

SECTION 1 - SPECIFICATIONS

OWNER/ANNUITANT:	Generic Sample

CONTRACT NUMBER:	Traditional 12-345678-9

EFFECTIVE DATE:	Month Day, YYYY

DATE OF ISSUE:	Month Day, YYYY

STATE OF DELIVERY:	Generic

TYPE OF CHARGE	AMOUNT OF CHARGE
ADMINISTRATIVE CHARGES:

SEPARATE ACCOUNT CHARGE	Maximum of 2% annually of the net assets in each Investment Fund.

CONTRACT CHARGE	A monthly contract charge of $2.00 for administrative expenses, except the monthly charge shall not exceed 1/12 of 1% of the Account Value.

An explanation of all charges appears under Administrative Charges in the Definitions section of this Contract.

The Current Rate of Interest is declared from time to time by the Company, but shall in no event be less than the Guaranteed Rate of Interest. The Guaranteed Rate of Interest on the Effective Date results in an effective annual yield of 0.00% and shall apply from the Effective Date until the first December 31st following the Effective Date. A redetermined Guaranteed Rate of Interest shall be applicable for each calendar year thereafter. The Current Rate of Interest on the Date of Issue results in an effective annual yield of 0.00%.

The total expense charge currently being deducted as a Separate Account Charge on the Date of Issue of this Contract is 1.20%.

SECTION 2 - DEFINITION

The following terms as used in this Contract shall have the meaning defined unless a different meaning is required by the context. Words in the singular form as used in this Contract shall be construed as though they were also used in the plural form in all cases where they would so apply and vice versa.

Account Value

An amount equal to the sum of the values, as of a Valuation Day, of the Interest Accumulation Account and the Investment Funds maintained under this Contract.

Administrative Charges

Separate Account Charge. A charge for expenses incurred for marketing and administrative costs associated with this Contract and for any state or other taxes. Such charge shall be declared from time to time by the Company for the class of contracts to which this Contract belongs. The Company shall deduct the charge from each Investment Fund. This is a daily charge expressed as a percentage of the value of the net assets in each Investment Fund at an annual rate, which cannot exceed the rate shown in the Specifications Section of this Contract.

Contract Charge. A charge to reimburse the Company for the administration of this Contract. Each month the Company shall deduct the amount shown in the Specifications Section from the Account Value under this Contract. Such amount shall be deducted from the Account Value in accordance with a uniform policy established by the Company for the class of contracts to which this Contract belongs. The Company reserves the right to change this charge, subject to any maximum set forth in this Contract and under applicable laws and regulations.

Annuitant

The Owner, or the Surviving Spouse if this Contract is continued under Spousal Continuation.

IRA-2004	Page 5

Annuity Commencement Date

The date, which shall be the first of the month, on which annuity payments are requested to begin. This date may not be within 12 months of the Date of Issue.

Beneficiary

An individual or entity who is to receive:

(a)	before the Annuity Commencement Date, any death benefits becoming due under this Contract as a result of the death of the Owner; and

(b)	on or after the Annuity Commencement Date, the remainder, if any, of payments due under any annuity option elected pursuant to this Contract.

Business Day

Any day on which the Company is open for business and the New York Stock Exchange is open for trading. The Business Day shall end as of the close of trading of the New York Stock Exchange (normally 4:00 p.m. Eastern Time.)

Code

The Internal Revenue Code of 1986, as amended from time to time.

Commuted Value

The present value of an amount discounted at a rate of interest equal to the Current Rate of Interest plus 2%.

Contract

This individual retirement annuity contract and the application for it, which is attached to and made a part of this contract, together with any amendments to this contract that may be made from time to time.

Current Rate of Interest

The annual rate of interest as declared from time to time by the Company for the class of contracts to which this Contract belongs. The Current Rate of Interest shall at all times be at least equal to the Guaranteed Rate of Interest.

Date of Issue

The date shown as the Date of Issue in the Specifications Section of this Contract.

Effective Date

The date shown as the Effective Date in the Specifications Section of this Contract. This Contract becomes effective at 12:01 A.M. on the Effective Date.

Guaranteed Rate of Interest

A daily rate of interest that results in an effective annual yield which is not less than the five-year constant maturity treasury rate reported by the Federal Reserve as of the close of the last business day of October, rounded to the nearest one-twentieth of one percent, reduced by one hundred twenty-five basis points, provided however that the Guaranteed Rate of Interest shall never be such that it results in an effective annual yield of less than one percent per annum nor greater than three percent per annum.

The initial Guaranteed Rate of Interest results in an effective annual yield of 1.55% and shall apply from the Effective Date until December 31st following the Effective Date. A redetermination of the Guaranteed Rate of Interest based upon the previous paragraph shall be made annually during each November and the Company shall establish a redetermined Guaranteed Rate of Interest which shall be applicable for the following calendar year.

Home Office

The Company’s office at 320 Park Avenue, New York, NY 10022, or such other location as the Company may announce by advance written notification.

Interest Accumulation Account

An interest-bearing account in connection with the Company’s general account to which all or a portion of the amounts held under this Contract may be allocated.

Investment Fund

An account of the Separate Account to which all or a portion of the amounts held under this Contract may be allocated.

IRA-2004	Page 6

Notice

Any communication to the Company with respect to this Contract, regardless of how referred to in this Contract, including, but not limited to: requests for benefits, transfers, withdrawals or information; elections of annuity or death benefit settlement options; designations of Beneficiaries; and allocations of contributions.

Owner

The individual named in the application for this Contract as the Owner, or the Surviving Spouse if this Contract is continued under Spousal Continuation.

Required Distribution Date

April 1 of the calendar year next following the calendar year in which the Owner attains age 70 1/2. The prior sentence is intended only to comply with certain distribution requirements imposed by the Code and Internal Revenue Service regulations and if those requirements are amended or repealed, this Contract shall be deemed amended consistent with such amendment or repeal, and shall be administered in accordance with such amended or repealed Code and Internal Revenue Service regulation requirements without the need to issue an amendment to this Contract.

Separate Account

A separate account of the Company established and maintained under the laws of the State of New York, to which a portion of the Company’s assets in connection with this Contract and certain other contracts may be allocated.

SIMPLE IRA

A savings incentive match plan for employees arrangement described in Section 408(p) of the Code.

Surviving Spouse

The legal spouse of the Owner at the time of the Owner’s death.

Underlying Investment Company

A management investment company registered under the Investment Company Act of 1940 that has at least one fund or portfolio in which the Separate Account invests.

United States Bank

A bank or trust company that:

(a)	is organized and existing, or in the case of a branch or agency office of a foreign banking organization is licensed, under the laws of the United States or any state thereof; and

(b)	is not a foreign branch office of a bank or trust company organized and existing in the United States.

Valid Transaction Date

The Business Day on which all of the requirements for the completion of a transaction have been met to the satisfaction of the Company. This includes receipt by the Company of all information, remittances and Notices necessary to process the given transaction. If such requirements are met on a day that is not a Business Day, or after the close of a Business Day, the Valid Transaction Date shall be the next following Business Day.

Valuation Day

Each day on which the New York Stock Exchange is open for trading. The Valuation Day shall end as of the close of trading of the New York Stock Exchange (normally 4:00 PM Eastern Time).

Valuation Period

A period beginning at the close of the Business Day on each Valuation Day and ending at the close of the Business Day on the next Valuation Day.

SECTION 3 - CONTRIBUTIONS

Contributions

The first contribution (premium) of at least $10 must be made in order to place this Contract in force. Thereafter, contributions under this Contract may be made at any time and for any amount, subject to the following:

(a)	(i) No contribution may be for an amount less than $10.

(ii)	No contributions may be made on or after the Annuity Commencement Date or the date of the death of the Owner.

IRA-2004	Page 7

(iii)	No deductible contributions under Section 219(b) of the Code or nondeductible contributions under Section 408(o) of the Code or spousal contributions under Section 219(c) of the Code may be made by the Owner or on the Owner’s behalf for the taxable year in which the Owner attains age 70-1/2 or any subsequent taxable year.

(b)	All contributions under this Contract must be:

(i)	deductible contributions pursuant to Section 219(b) of the Code;

(ii)	nondeductible contributions pursuant to Section 408(o) of the Code;

(iii)	spousal contributions (both deductible and nondeductible) made on the Owner’s behalf pursuant to Section 219(c) of the Code;

(iv)	rollover contributions from another individual retirement arrangement pursuant to Section 408(d)(3) of the Code, a qualified retirement plan pursuant to Section 402(c) or 402(e)(6) of the Code, a qualified annuity arrangement pursuant to Section 403(a)(4) of the Code, a tax-deferred annuity arrangement pursuant to Section 403(b)(8) or (10) of the Code, or a governmental eligible deferred compensation plan pursuant to Section 457(e)(16) of the Code; or

(v)	any amount transferred on the Owner’s behalf from another individual retirement arrangement maintained pursuant to Section 408 of the Code. However, contributions made by the Owner or on the Owner’s behalf under a SIMPLE IRA may not be made to this Contract. Nor may the Owner rollover or transfer any funds to this Contract from a SIMPLE IRA prior to the expiration of the 2-year period beginning on the date that the Owner first participated in that SIMPLE IRA.

(c)	The total amount that may be contributed by the Owner or on the Owner’s behalf for any taxable year pursuant to Section 219(b) of the Code (as deductible contributions), Section 408(o) of the Code (as nondeductible contributions) and Section 219(c) of the Code (as spousal contributions) may not exceed the lesser of: (i) the Owner’s dollar limit indicated below; or (ii) any other applicable limit imposed by the Code. The Owner’s dollar limit shall be:

(i)	for taxable years beginning in 2002, 2003 or 2004, $3,000;

(ii)	for taxable years beginning in 2005, 2006 and 2007, $4,000; and

(iii)	for taxable years beginning in 2008 or later, $5,000.

The dollar limit for taxable years beginning after 2008 shall be adjusted for cost of living increases in multiples of $500 by the Secretary of the Treasury in accordance with Section 219(b)(5)(C) of the Code.

The dollar limit shall be increased by $500 for the Owner’s taxable year beginning in 2002, 2003, 2004 or 2005, and by $1,000 for each taxable year beginning in 2006 or later, if the Owner has attained age 50 by the close of that year.

The limits and amounts stated in this section are intended to comply with certain requirements imposed by the Code and Internal Revenue Service regulations and if those requirements are amended or repealed, this Contract shall be deemed amended consistent with such amendment or repeal, and shall be administered in accordance with such amended or repealed Code and Internal Revenue Service regulation requirements without the need to issue an amendment to this Contract.

The Company assumes no responsibility for determining whether the amounts contributed under this Contract comply with any applicable contribution limits or requirements. The Company is entitled to rely on the information provided to it by the Owner or on the Owner’s behalf by another individual retirement account issuer or other representative the Owner authorizes.

All contributions pursuant to this Contract must be remitted by check, drawn on a United States Bank, payable to the Company and delivered to its Home Office or to such other location as may be directed by the Company. With the prior approval of the Company, amounts may be remitted via wire transfer, electronic fund transfer or other means from a United States Bank to the Company.

Allocation of Contributions

The Owner has the right to designate the percentage of the contribution that is to be allocated to the Interest Accumulation Account and any of the Investment Funds. The Company shall allocate all contributions made under this Contract in the manner so designated by the Owner in the application for this Contract or in any subsequent Notice by the Owner. Allocation designations must be shown as a percentage of the total contribution, in any multiple of 1%, up to 100%.

Any contributions that are to be allocated to the Interest Accumulation Account shall be credited as of the Business Day that they are received by the Company. Any contributions to be allocated to any Investment Fund shall be credited as of the Valuation Day that they are received by the Company or, if received on a day that is other than a Valuation Day, on the next following Valuation Day.

Change of Allocations

The Owner may change the manner in which contributions are allocated under this Contract at any time by providing a Notice to the Company. A change of allocation shall be effective upon receipt of the Notice at the Home Office and all contributions remitted on or after the effective date of the change shall be allocated in the manner so requested.

IRA-2004	Page 8

SECTION 4 - ACCOUNTS

Accounts

Subject to the Changes to Separate Account provision of this Section, the Company shall maintain under this Contract the Interest Accumulation Account and the Investment Funds as set forth in the List of Accounts and Funds Section of this Contract.

General Account

All contributions allocated to the Interest Accumulation Account shall become part of the Company’s general account. All contributions allocated to the Interest Accumulation Account shall be credited with interest at the Current Rate of Interest. Such interest shall be credited on dates determined by the Company, but not less frequently than once each calendar month.

Separate Account

All contributions allocated to any of the Investment Funds shall become part of the Separate Account. The Separate Account consists of Investment Funds that own shares of the corresponding funds or portfolios of the Underlying Investment Companies.

The value of the assets in any Investment Fund shall increase or decrease based upon the investment results of that Investment Fund during each Valuation Period.

The assets of each Investment Fund are the exclusive property of the Company, and the Owner shall not have any proprietary interest in such assets. The Company shall not be considered a trustee of the assets for the benefit of any person allocating contributions to the Separate Account. All income, gains and losses of an Investment Fund shall be credited to or charged against that Investment Fund without regard to other income, gains or losses of the Company. The assets of each Investment Fund are not chargeable with any liabilities arising out of any other business the Company may conduct.

Account Value

In determining the Account Value under this Contract on any Valuation Day:

(a)	The value of the Interest Accumulation Account maintained under this Contract on a Valuation Day is equal to: (i) the total of all amounts allocated under this Contract to the Interest Accumulation Account; plus (ii) all interest accrued thereon; minus (iii) the sum of any withdrawals, transfers and Administrative Charges deducted from the Interest Accumulation Account under this Contract, all to such Valuation Day.

(b)	The value of any Investment Fund maintained under this Contract on a Valuation Day is equal to: (i) the number of accumulation units credited to the Investment Fund on such Valuation Day under this Contract; multiplied by (ii) the accumulation unit value for the Investment Fund for the Valuation Period which includes such Valuation Day.

Accumulation Units

Each Investment Fund is maintained in accumulation units. Accumulation units shall be used to calculate the value of each Investment Fund. The number of accumulation units shall change based on any amounts allocated or transferred to, or withdrawn or transferred from, each Investment Fund during each Valuation Period. The number of accumulation units to be added to or deducted from each Investment Fund at the end of each Valuation Period is: (a) the amount allocated, withdrawn or transferred during the present Valuation Period; divided by (b) the accumulation unit value for that Valuation Period. The number of accumulation units credited to such Investment Fund on any Valuation Day shall be: (a) the sum of any accumulation units credited to that Investment Fund; minus (b) the sum of any accumulation units withdrawn from such Investment Fund.

Accumulation Unit Value

Each Investment Fund has its own distinct accumulation unit value. The accumulation unit value for an Investment Fund was (or shall be) set by the Company when the Investment Fund was (or shall be) initially funded. The accumulation unit value for each Investment Fund shall change for each Valuation Day based upon the investment results of that Investment Fund on that Valuation Day. For any Valuation Period, the accumulation unit value is: (a) the accumulation unit value applicable to that Investment Fund for the preceding Valuation Period; multiplied by (b) the accumulation unit value change factor for that Investment Fund for the current Valuation Period.

Accumulation Unit Value Change Factor

For any Valuation Period, the accumulation unit value change factor for each Investment Fund that owns shares of the corresponding fund or portfolio of an Underlying Investment Company affiliated with the Company is:

(a)	the ratio of (i) the asset value of the Investment Fund at the end of the current Valuation Period before any amounts are allocated to, or withdrawn or transferred from, that Investment Fund during that Valuation Period, to (ii) the asset value of that Investment Fund at the end of the last Valuation Period after all allocations and withdrawals were made during that Valuation Period; divided by

IRA-2004	Page 9

(b)	1.00 plus the total of all Administrative Charges, other than the Contract Charge, for the number of days from the end of the last Valuation Period to the end of the current Valuation Period.

For any Valuation Period, the accumulation unit value change factor for an Investment Fund that owns shares of the corresponding fund or portfolio of the Underlying Investment Company not affiliated with the Company is:

(a)	the ratio of (i) the share value of the Investment Fund at the end of the current Valuation Period, adjusted by the Cumulative Dividend Multiplier (as defined below) for the current Valuation Period, to (ii) the share value of that Investment Fund at the end of the last Valuation Period, adjusted for the Cumulative Dividend Multiplier for the last Valuation Period; divided by

(b)	1.00 plus the total of all Administrative Charges, other than the Contract Charge, for the number of days from the end of the last Valuation Period to the end of the current Valuation Period.

For purposes of this provision, the Cumulative Dividend Multiplier is calculated by dividing the share value, after a dividend distribution, into the share value without regard to the dividend distribution, multiplied by the previous Dividend Multiplier.

Changes To Separate Account

The Company reserves the right, subject to compliance with applicable laws and regulations governing separate account operations, to:

(a)	create new Investment Funds at any time;

(b)	modify, combine or remove Investment Funds;

(c)	transfer assets the Company has determined to be associated with the class of contracts to which this Contract belongs from one Investment Fund to another Investment Fund;

(d)	create additional separate accounts or combine any two or more separate accounts including the Separate Account;

(e)	transfer assets the Company has determined to be attributable to the class of contracts to which this Contract belongs from the Separate Account to another separate account of the Company by withdrawing the same percentage of each investment in the Separate Account, with appropriate adjustments to avoid odd lots and fractions;

(f)	operate the Separate Account as a management investment company under the Investment Company Act of 1940, or in any other form permitted by law, and designate an investment advisor for its management, which may be the Company, an affiliate of the Company or another person;

(g)	cause the registration or deregistration of any of the Company’s separate accounts, including the Separate Account, under the Investment Company Act of 1940 and/or cease to maintain their registration under the Securities Act of 1933 for sales of units of interest under this Contract; and

(h)	operate the Separate Account under the general supervision of a committee, any or all members of which may be interested persons (as defined in the Investment Company Act of 1940) of the Company or its affiliates, or discharge the committee for the Separate Account.

Any changes to the list of Investment Funds of the Separate Account contained in Section 11 of this Contract made pursuant to this provision may be made by the Company at its option, either by written notification to the Owner or by amendment to this Contract.

SECTION 5 - WITHDRAWALS AND TRANSFERS

Withdrawals and Transfers

At any time before the Annuity Commencement Date and subject to Section 7 of this Contract, the Owner may: (a) withdraw all or any part of the Account Value; or (b) transfer all or any part of the Account Value between and among the Interest Accumulation Account and any of the Investment Funds. No withdrawal or transfer may be made on or after the Annuity Commencement Date.

Amount of Withdrawal or Transfer

The amount to be withdrawn or transferred may be designated as: (a) a dollar amount; or (b) a percentage of the value of the Interest Accumulation Account or the selected Investment Fund maintained under this Contract; or (c) in the case of any of the Investment Funds, a number of accumulation units. The amount to be withdrawn or transferred from the Interest Accumulation Account or any Investment Fund shall be the lesser of: (a) the amount requested; or (b) the amount in the Interest Accumulation Account or that Investment Fund maintained under this Contract on the date of withdrawal or transfer.

Requests for Withdrawal or Transfer

A Notice requesting any transfer or partial withdrawal must contain sufficient information for the Company to process the request. All requests for a withdrawal or transfer shall be effective on the later of: (a) the Valid Transaction Date for the request; or (b) the date specified in the request, provided the Company has not received Notice of the death of the Owner. If the date specified in the request is not a Valid Transaction Date, the date of the request shall be considered to be the next Valid Transaction Date following such date.

IRA-2004	Page 10

Postponement of Withdrawals or Transfers

The Company reserves the right to defer the payment of a total withdrawal from the Interest Accumulation Account in connection with the termination of this Contract for up to six months following the date of receipt of such request.

The Company shall transfer or pay the amount of any withdrawal from any Investment Fund within seven days of the Valid Transaction Date of a transfer or withdrawal request, except that the Company may defer any such transfer or withdrawal if:

(a)	the New York Stock Exchange is closed for trading for other than usual weekends or holidays; or

(b)	trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or

(c)	an emergency exists as determined by the Securities and Exchange Commission, whereby (i) disposing of securities is not practicable, or (ii) it is not reasonably practicable to determine the share value of each of the Investment Funds; or

(d)	the Securities and Exchange Commission by order permits postponement for the protection of the interest of all parties involved in the Separate Account.

SECTION 6 - BENEFITS

Annuity Benefit

Prior to the Annuity Commencement Date and subject to Section 7 of this Contract, the Owner may elect that the Account Value be paid as a single sum or that it be paid under one of the following annuity options.

On the Annuity Commencement Date, or, if not a Business Day, the last Business Day immediately preceding such date, the Account Value shall be withdrawn by the Company and either: (a) be paid as a single sum; or (b) be applied under one of the annuity options described below. If, as of the Annuity Commencement Date, no annuity option or single sum benefit option is elected, the Account Value shall be paid under the 10 Year Period Certain and Continuous annuity option.

Amount of Annuity Benefit

The amount of the annuity benefit shall be based on: (a) the Account Value on the Annuity Commencement Date; (b) the form of annuity under which payment is to be made; (c) the age of the Owner and, if applicable, the joint annuitant; and (d) the purchase rates used to purchase the annuity option elected.

Annuity Options

The following rules are applicable to the annuity options set forth below:

(a)	Any election or change of an annuity option shall take effect as of the date the Notice was signed whether or not the Owner or Beneficiary is living at the time of its receipt.

(b)	The amount of each payment made under a given annuity option must be at least $50.

(c)	The joint annuitant under option (C) and (D) must be a natural person.

(d)	If the Company is issuing a single premium immediate annuity on the Annuity Commencement Date, the Company shall:

(i)	determine if the current purchase rates are more favorable than the rates shown in Table B of Section 10 of this Contract; and

(ii)	use the more favorable rates in purchasing an annuity option under this Contract.

(e)	Subject to the requirements of this section and if acceptable to the Company, the Owner may elect a different period certain and/or different percentages under annuity options (B), (C) and (D).

(f)	Once payments have commenced under one of the annuity options shown below, no changes, other than for changes by the Owner as to the Beneficiary, are permitted.

(g)	If at any age the same monthly annuity payment is paid for different periods certain under either option (B) or option (D), the Company shall deem an election to have been made for the longest period certain which could have been elected for such age, amount and type of annuity.

The following annuity options are available under this Contract:

(A)	NON-REFUND LIFE ANNUITY. The Company shall make monthly payments during the Owner’s lifetime. Upon the Owner’s death no additional benefits shall be paid. Table C of Section 10 of this Contract shows the monthly annuity based on each $1,000 applied under a Non-Refund Life Annuity.

(B)	10 YEAR PERIOD CERTAIN AND CONTINUOUS ANNUITY. The Company shall make monthly payments during the Owner’s lifetime. Upon the Owner’s death before the end of the ten-year period, or such other period agreed to by the Company, annuity payments shall continue to be paid to the Beneficiary until the end of such agreed upon period. Table C of Section 10 of this Contract shows the monthly annuity based on each $1,000 applied under a 10-Year Period Certain and Continuous Annuity.

IRA-2004	Page 11

(C)	JOINT AND SURVIVOR LIFE ANNUITY. The Company shall make monthly payments during the Owner’s lifetime. Upon the Owner’s death, monthly annuity payments equal to 66-2/3%, or such other percentage agreed to by the Company, of the Owner’s monthly annuity benefit shall be payable to the joint annuitant during the lifetime of the joint annuitant, if living. Upon the death of the Owner and the joint annuitant no additional benefits shall be paid.

(D)	JOINT AND SURVIVOR LIFE ANNUITY WITH 10 YEAR PERIOD CERTAIN. The Company shall make monthly payments during the Owner’s lifetime. Upon the Owner’s death, monthly annuity payments equal to 66-2/3%, or such other percentage agreed to by the Company, of the Owner’s monthly annuity benefit shall be payable to the joint annuitant during the lifetime of the joint annuitant, if living. If both the Owner and joint annuitant die before annuity benefits have been paid for ten years, or such other period agreed to by the Company, annuity payments shall continue to be paid each month to the Beneficiary until the end of such agreed upon period. The amount of the monthly annuity benefit payable to such Beneficiary shall be the amount of the monthly annuity benefit being paid under this Contract immediately before the date payments to such Beneficiary begin. In the event of the simultaneous death of the Owner and joint annuitant, or if it cannot be determined who was the first to die, it shall be assumed that the joint annuitant died before the Owner.

(E)	FULL CASH REFUND ANNUITY. The Company shall make monthly payments during the Owner’s lifetime. Upon the Owner’s death, a single sum payment equal to: (a) the Account Value on the Annuity Commencement Date; less (b) the total of all monthly payments made to the Owner since the Annuity Commencement Date shall be paid to the Beneficiary.

When a Beneficiary is receiving payments upon the death of the Owner or a joint annuitant under either (B) or (D) above, and the Beneficiary subsequently dies, the Commuted Value of any unpaid amount shall be paid in one single sum to an individual or entity that was designated to receive such unpaid amount by such Beneficiary. If no such individual or entity was designated, or if the designated individual does not survive the Beneficiary, such single sum amount shall be paid to the Beneficiary’s estate.

Specified Payments Option

The Owner may elect that monthly payments in a specified amount be paid to the Owner at any time before the Annuity Commencement Date. This monthly payment must be at least $100. A Notice of such election must specify the amount to be withdrawn each month and the account it is to be withdrawn from. If amounts are to be withdrawn from more than one account to make up the specified amount, the amount or percentage to be withdrawn from each account must be specified in such election.

Payment of the specified amount shall begin on the later of: (a) the date designated in the election form; or (b) the date the Company receives all necessary information and Notices to begin such payments. If such date is not a Business Day, payments of the specified amount shall begin on the next Business Day following such date. The amount of the specified payment shall be deducted from the accounts designated in the election Notice. Payments shall cease at the earliest of:

(a)	the date the Company receives Notice of the Owner’s death;

(b)	the date the Company receives Notice from the Owner to cancel this option;

(c)	the first date on which the value of a designated account is not sufficient to provide the portion of the specified amount to be withdrawn from such account; or

(d)	the Annuity Commencement Date.

At any time before payments cease, the Owner has the right to: (a) request a change in the amount of the monthly payment; or (b) request a change in the accounts from which the amount of the monthly payment are to be withdrawn; or (c) cancel this option.

Death Benefit

Before an annuity benefit has been paid under this Contract and upon the Company’s receipt of Notice and satisfactory proof of death of the Owner, a death benefit shall be paid to the Beneficiary under this Contract, unless the Surviving Spouse continues this Contract as provided under Spousal Continuation. The death benefit is equal to the amount that then represents the Account Value on the Valid Transaction Date for paying the death benefit.

The death benefit shall be paid in one single sum. The Beneficiary, prior to the time of payment of benefits, shall have the right to elect a death benefit settlement option for all or part of any benefits subject to Section 7 of this Contract that become payable to such Beneficiary.

Spousal Continuation

Spousal Continuation means that, upon the death of the Owner before the Annuity Commencement Date, the Surviving Spouse qualifies and elects to continue this Contract and becomes the Owner of this Contract. This Contract may be continued under Spousal Continuation only if the Surviving Spouse is the only Beneficiary on the date of the Owner’s death.

IRA-2004	Page 12

The Surviving Spouse will be deemed to have made this election if any amounts are contributed to this Contract by or on behalf of the Surviving Spouse or if the Surviving Spouse fails to take any distribution that they would otherwise have been required to receive under Section 7 of this Contract.

Death Benefit Settlement Options

The following rules are applicable to the death benefit settlement options set forth below:

(a)	Any election or change of a death benefit settlement option shall take effect as of the date the Notice of such election or change was signed whether or not the Beneficiary is living at the time of its receipt.

(b)	The amount of each payment made under a given death benefit settlement option must be at least $50.

(c)	The Beneficiary and the joint annuitant under death benefit settlement options (A), (B), (C), (D) and (E) must be a natural person.

(d)	If the Company is issuing a single premium immediate annuity on the date payments begin, the Company shall:

(i)	determine if the current purchase rates are more favorable than the rates shown in Table B of Section 10 of this Contract; and

(ii)	use the more favorable rates in purchasing the death benefit settlement option under this Contact.

(e)	Subject to the requirements of this section and if acceptable to the Company, the Beneficiary electing a specific death benefit settlement option under this Contract may elect a different period certain and/or different percentages under one of the following death benefit settlement options.

(f)	Once payments have commenced under any death benefit settlement option, no changes other than for changes made by the Beneficiary as to the individual or entity designated to receive payments in the event of the Beneficiary’s death, are permitted.

(g)	If at any age the same monthly annuity payment is paid for different periods certain under either death benefit settlement options (B) or (D), the Company shall deem an election to have been made for the longest period certain which could have been elected for such age, amount and type of annuity.

The following death benefit settlement options are available under this Contract:

(A)	NON-REFUND LIFE ANNUITY. The Company shall make monthly payments during the Beneficiary’s lifetime. Upon the Beneficiary’s death no additional benefits shall be paid. Table C of Section 10 of this Contract shows the monthly annuity based on each $1,000 applied under a Non-Refund Life Annuity.

(B)	10 YEAR PERIOD CERTAIN AND CONTINUOUS ANNUITY. The Company shall make monthly payments during the Beneficiary’s lifetime. Upon the Beneficiary’s death before the end of the ten-year period, or such other period agreed to by the Company, annuity payments shall continue to be paid to the individual or entity designated to receive such payments under this option until the end of such agreed upon period. If such designated individual or entity does not survive the Beneficiary, the Commuted Value of any remaining payments under this option shall be paid in one single sum to the Beneficiary’s estate. Table C of Section 10 of this Contract shows the monthly annuity based on each $1,000 applied under a 10-Year Period Certain and Continuous Annuity.

(C)	JOINT AND SURVIVOR LIFE ANNUITY. The Company shall make monthly payments during the Beneficiary’s lifetime. Upon the Beneficiary’s death, monthly annuity payments equal to 66-2/3%, or such other percentage agreed to by the Company, of the Beneficiary’s monthly annuity benefit shall be payable to the joint annuitant during the lifetime of the joint annuitant, if living. Upon the death of the Beneficiary and the joint annuitant no additional benefits shall be paid.

(D)	JOINT AND SURVIVOR LIFE ANNUITY WITH 10 YEAR PERIOD CERTAIN. The Company shall make monthly payments during the Beneficiary’s lifetime. Upon the Beneficiary’s death, monthly annuity payments equal to 66-2/3%, or such other percentage agreed to by the Company, of the Beneficiary’s monthly annuity benefit shall be payable to the joint annuitant during the lifetime of the joint annuitant, if living. If both the Beneficiary and joint annuitant die before annuity benefits have been paid for ten years, or such other period agreed to by the Company, annuity payments shall continue to be paid each month to the individual or entity designated to receive such payments under this option until the end of such agreed upon period. The amount of the monthly annuity benefit payable to such individual or entity shall be the amount of the monthly annuity benefit being paid under this Contract immediately before the date payments to such individual or entity begin. In the event of the simultaneous death of the Beneficiary and joint annuitant, or if it cannot be determined who was the first to die, it shall be assumed that the joint annuitant died before the Beneficiary. If such individual or entity does not survive the Beneficiary and the joint annuitant, the Commuted Value of any remaining payments under this option shall be paid in one single sum to the estate of the last surviving annuitant under this option.

(E)	FULL CASH REFUND ANNUITY. The Company shall make monthly payments during the Beneficiary’s lifetime. Upon the Beneficiary’s death, a single sum payment equal to: (a) the death benefit under this Contract; less (b) the total of all monthly payments made to the Beneficiary since the Valid Transaction Date for paying the death benefit shall be paid to the individual or entity designated to receive such payment under this option. If such individual or entity does not survive the Beneficiary, the single sum payment shall be paid to the Beneficiary’s estate.

IRA-2004	Page 13

(F)	PERIOD CERTAIN WITHOUT LIFE CONTINGENCY. The Company shall make monthly payments guaranteed for a period certain to the Beneficiary. The entity electing this option shall elect the period certain, subject to the approval of the Company. Upon the Beneficiary’s death before the end of such period certain, monthly payments shall continue to be paid to the individual or entity designated to receive such payments under this option until the end of such period certain. If such designated individual or entity does not survive the Beneficiary, the Commuted Value of any remaining payments under this option shall be paid in one single sum to the Beneficiary’s estate.

The amount of each payment shall be determined by the Company, but in no event shall be less than that shown in Table A of Section 10 of this Contract for the period certain selected.

When an individual is receiving payments upon the death of a Beneficiary or joint annuitant under either death benefit settlement options (B), (D) or (F) above, and the individual subsequently dies, the Commuted Value of any unpaid amount shall be paid in one single sum to a person or entity that was designated to receive such unpaid amount by the individual. If no such person or entity was designated, or if the designated person does not survive the individual, such single sum amount shall be paid to the individual’s estate.

SECTION 7 - DISTRIBUTIONS

The Account Value shall be distributed to the Owner or the Beneficiary, as the case may be, under a method of payment elected by the Owner or the Beneficiary and as permitted by this Contract, provided however, that all payments, withdrawals and distributions under this Contract shall be made in accordance with the following rules:

(a)	(i)

All payments, withdrawals and distributions shall comply with the minimum distribution requirements of Section 401(a)(9) of the Internal Revenue Code, the applicable IRS Regulations thereunder, and any subsequent pronouncements.

(ii)	A minimum distribution must be paid for the calendar year in which the Owner attains age 70-1/2 and for each subsequent calendar year up to the year of the Owner’s death.

(iii)	The first minimum distribution payment must be made to the Owner no later than by the Required Distribution Date.

The payment for each subsequent calendar year, up to the calendar year in which the Owner dies, must be made no later than December 31 of that year.

(b)	Unless the Owner elects and begins to receive payments under an annuity option, the Owner must receive a minimum distribution as follows:

(i)	For any calendar year beginning before the Annuity Commencement Date (except the calendar year in which the Owner attains age 70-1/2, if the annuity payments commence on or before the Required Distribution Date), the minimum distribution shall be no less than the quotient obtained by dividing the Account Value as of the last day of the preceding calendar year (adjusted in accordance with Q&As 6, 7 and 8 of IRS Regulations Section 1.408-8) by the distribution period in (1) or (2) below, whichever is applicable:

(1)	If the Owner’s spouse is the sole Beneficiary, and he or she is more than ten years younger than the Owner, the distribution period is the greater of: (I) the number determined in accordance with (b) below; or (II) the number in the Joint and Last Survivor Table in Q&A 3 of IRS Regulations Section 1.401(a)(9)-9 corresponding to the Owner’s age and the Owner’s spouse’s age as of their birthdays in the calendar year for which the distribution is paid.

(2)	In all other cases, the distribution period is the number in the Uniform Lifetime Table in Q&A 2 of IRS Regulations Section 1.401(a)(9)-9 corresponding to the Owner’s age as of the Owner’s birthday in the calendar year for which distribution is paid.

(ii)	The minimum distributions that the Owner is required to receive from this Contract shall be reduced by any amount distributed to the Owner from another individual retirement arrangement in accordance with Q&A 9 of IRS Regulations Section 1.408-8.

(c)	If the Owner elects to receive payments under an annuity, the annuity option that the Owner elects must satisfy all of the following conditions for each calendar year beginning on or after the Annuity Commencement Date (and for the calendar year in which the Owner attains age 70-1/2, if the annuity payments commence on or before the Required Distribution Date):

(a)	The annuity option must provide for equal (or substantially equal) periodic payments that are either nonincreasing or increase only as permitted by Q&As 1 and 4 of IRS Regulations Section 1.401(a)(9)-6.

(b)	The periodic payments must be made at intervals of no longer than one year.

(c)	The annuity option must distribute the Account Value to the Owner over: (I) the Owner’s life; or (II) the lives of the Owner and the Owner’s beneficiary; or (III) the Owner’s life expectancy; or (IV) the joint life expectancies of the Owner and the Beneficiary. For this purpose, life expectancy may not exceed the maximum period permitted by IRS Regulations Section 1.401(a)(9)-6 (including the incidental benefit requirements of Q&A 2 of that Section).

(d) If the Owner dies on or after the Annuity Commencement Date, the Beneficiary shall be entitled to the death benefit, if any, provided by the annuity option that is in effect when the Owner dies.

IRA-2004	Page 14

(e)	If the Owner dies before the Annuity Commencement Date, but on or after the Required Distribution Date, the Beneficiary, unless the Beneficiary is eligible for and elects Spousal Continuation, may elect to have the death benefit paid as permitted by this Contract, provided the method chosen complies with the following:

(i)	The Beneficiary must receive a minimum distribution for the calendar year immediately following the calendar year in which the Owner died and for each subsequent calendar year up to the year of the Beneficiary’s death.

(ii)	The minimum distribution for each calendar year must be paid no later than December 31 of that year.

(iii)	For any calendar year beginning before the Beneficiary elects and begins to receive payments under a death benefit settlement option (except the first calendar year for which the Beneficiary is required to receive a minimum distribution, if the annuity payments commence by December 31 of that year), the minimum distribution shall be no less than the quotient obtained by dividing the Account Value as of the last day of the preceding calendar year (adjusted in accordance with Q&As 6, 7 and 8 of IRS Regulations Section 1.408-8) by the distribution period in (1) or (2) below, whichever is longer:

(1)	The Owner’s remaining life expectancy for that calendar year. The Owner’s remaining life expectancy for any calendar year is the number in the Single Life Table in Q&A 1 of IRS Regulations Section 1.401(a)(9)-9 corresponding to the Owner’s age as of the Owner’s birthday in the calendar year in which the Owner died, reduced by one for each calendar year since the calendar year in which the Owner died.

(2)	The Beneficiary’s life expectancy for that calendar year, determined under (I), (II) or (III) below, whichever is applicable:

(I)	If the sole Beneficiary is the Owner’s spouse, the Beneficiary’s life expectancy for each calendar year beginning on or before the Beneficiary’s death is the number in the Single Life Table in Q&A 1 of IRS Regulations Section 1.401(a)(9)-9 corresponding to the Beneficiary’s age as of their birthday in that calendar year.

(II)	If the sole Beneficiary is the Owner’s spouse, the Beneficiary’s remaining life expectancy for each calendar year beginning after the Beneficiary’s death is the number in the Single Life Table in Q&A 1 of IRS Regulations Section 1.401(a)(9)-9 corresponding to Beneficiary’s age as of their birthday in the calendar year in which they died, reduced by one for each calendar year since the calendar year in which the Beneficiary died.

(III)	In all other cases, the Beneficiary’s life expectancy for any calendar year is the number in the Single Life Table in Q&A 1 of IRS Regulations Section 1.401(a)(9)-9 corresponding to the Beneficiary’s age as of their birthday in the calendar year immediately following the calendar year in which the Owner died, reduced by one for each calendar year since the calendar year immediately following the calendar year in which the Owner died.

(iv)	For any calendar year beginning on or after the Beneficiary elects and begins to receive payments under a death benefit settlement option (and for the first calendar year for which the Beneficiary is required to receive a minimum distribution, if the annuity payments commence by December 31 of that year), the Beneficiary shall receive payments in accordance with the death benefit settlement option that they elect. The death benefit settlement option that the Beneficiary elects must satisfy all of the following conditions:

(1)	The death benefit settlement option must provide for equal (or substantially equal) periodic payments that are either nonincreasing or increase only as permitted by Q&As 1 and 4 of IRS Regulations Section 1.401(a)(9)-6.

(2)	These periodic payments must be made at intervals of no longer than one year.

(3)	The annuity option must distribute the Account Value to the Beneficiary over: (I) the Beneficiary’s life; or (II) the Beneficiary’s life expectancy; or (III) the Owner’s remaining life expectancy. For this purpose, life expectancy may not exceed the maximum period permitted by IRS Regulations Section 1.401(a)(9)-6.

(f)	If the Owner dies before the Annuity Commencement Date and before the Required Distribution Date, the Beneficiary or the Owner’s spouse’s beneficiary, unless the Beneficiary is eligible for and elects Spousal Continuation, may elect to have the death benefit paid as permitted by this Contract, provided the method chosen distributes the Account Value at least as rapidly as the payment schedule in (i) or (ii) below (whichever is slower).

(i)	The entire Account Value must be distributed no later than the date indicated in (1) or (2) below, whichever is applicable:

(1)	December 31 of the calendar year that contains the fifth anniversary of the Beneficiary’s death, if the Owner’s spouse is the sole Beneficiary and the Beneficiary dies before they begin to receive the death benefit in accordance with this subsection (f).

(2)	December 31 of the calendar year that contains the fifth anniversary of the Owner’s death, in all other cases.

(ii)	The entire Account Value must be distributed in accordance with the following provisions:

(1)	The Beneficiary or the Owner’s spouse’s beneficiary must receive a minimum distribution for the first calendar year as determined in (I), (II) or (III) below and for each subsequent calendar year:

(I)	If the sole Beneficiary is the Owner’s spouse, the Beneficiary’s first calendar year for a minimum distribution is the later of: (i) the calendar year immediately following the calendar year in which the Owner died; or (ii) the calendar year in which the Owner would have attained age 70-1/2.

(II)	If the sole Beneficiary is the Owner’s spouse, and the Beneficiary dies before they begin to receive the death benefit in accordance with this subsection (f), the Owner’s spouse’s beneficiary’s first calendar year for a minimum distribution is the later of: (i) the calendar year immediately following the calendar year in which the Beneficiary died; or (ii) the calendar year in which the Beneficiary would have attained age 70-1/2.

(III)	In all other cases, the Beneficiary’s first calendar year for a minimum distribution is the calendar year immediately following the calendar year in which the Owner died.

IRA-2004	Page 15

(2)	The minimum distribution for each calendar year must be paid no later than December 31 of that year.

(3)	For any calendar year beginning before the Beneficiary or the Owner’s spouse’s beneficiary elects and begins to receive payments under a death benefit settlement option, (except the first calendar year for which a minimum distribution is required, if the annuity payments commence by December 31 of that year), the minimum distribution shall be no less than the quotient obtained by dividing the Account Value as of the last day of the preceding calendar year (adjusted in accordance with Q&As 6, 7 and 8 of IRS Regulations Section 1.408-8) by the distribution period in (I), (II) or (III) below, whichever is applicable:

(I)	Except as provided in (II) below, if the sole Beneficiary is the Owner’s spouse, the distribution period is the Beneficiary’s life expectancy for that calendar year. The Beneficiary’s life expectancy for each calendar year beginning on or before the Beneficiary’s death is the number in the Single Life Table in Q&A 1 of IRS Regulations Section 1.401(a)(9)-9 corresponding to the Beneficiary’s age as of their birthday in that calendar year. The Beneficiary’s remaining life expectancy for each calendar year beginning after the Beneficiary’s death is the number in the Single Life Table in Q&A 1 of IRS Regulations Section 1.401(a)(9)-9 corresponding to the Beneficiary’s age as of their birthday in the calendar year in which they died, reduced by one for each calendar year since the calendar year in which the Beneficiary died.

(II)	If the sole Beneficiary is the Owner’s spouse and the Beneficiary dies before they begin to receive the death benefit in accordance with this subsection (f), the distribution period is the Owner’s spouse’s beneficiary’s life expectancy for that calendar year. The Owner’s spouse’s beneficiary’s life expectancy for any calendar year is the number in the Single Life Table in Q&A 1 of IRS Regulations Section 1.401(a)(9)-9 corresponding to the Owner’s spouse’s beneficiary’s age as of their birthday in the calendar year immediately following the calendar year in which the Beneficiary died, reduced by one for each calendar year since the calendar year immediately following the calendar year in which the Beneficiary died.

(III)	In all other cases, the Beneficiary’s life expectancy for any calendar year is the number in the Single Life Table in Q&A 1 of IRS Regulations Section 1.401(a)(9)-9 corresponding to the Beneficiary’s age as of their birthday in the calendar year immediately following the calendar year in which the Owner died, reduced by one for each calendar year since the calendar year immediately following the calendar year in which the Owner died.

(4)	For any calendar year beginning on or after the Beneficiary or the Owner’s spouse’s beneficiary elects and begins to receive payments under a death benefit settlement option (and for the first calendar year for which a minimum distribution is required, if the annuity payments commence by December 31 of that year) the Beneficiary or the Owner’s spouse’s beneficiary shall receive payments in accordance with the death benefit settlement option that they elect. The death benefit settlement option elected must satisfy all of the following conditions:

(I)	The death benefit settlement option must provide for equal (or substantially equal) periodic payments that are either non-increasing or increase only as permitted by Q&As 1 and 4 of IRS Regulations Section 1.401(a)(9)-6.

(II)	These periodic payments must be distributed at intervals of no longer than one year.

(III)	The death benefit settlement option must distribute the Account Value to the Beneficiary or the Owner’s spouse’s beneficiary over: (i) the recipient’s life; or (ii) the recipient’s life expectancy. For this purpose, life expectancy may not exceed the maximum period permitted by IRS Regulations Section 1.401(a)(9)-6.

The minimum distributions that the Beneficiary is required to receive from this Contract shall be reduced by any amount distributed to them from another individual retirement arrangement in accordance with Q&A 9 of IRS Regulations Section 1.408-8.

The Company shall furnish such annual reports concerning required minimum distributions as the Commissioner of Internal Revenue may require.

The Company assumes no responsibility for determining whether any method of payment selected under this Contract complies with the applicable Treasury Regulations or other requirements.

SECTION 8 - BENEFICIARY

The Owner may by Notice designate a Beneficiary and the Owner may change such designation at any time. Notice of a designation or change of Beneficiary shall upon receipt by the Company take effect as of the date the Notice was signed, whether or not the Owner or Beneficiary is living at the time of its receipt. Unless specifically designated as a secondary Beneficiary, all Beneficiaries shall be deemed to be primary Beneficiaries.

Upon the Company’s receipt of Notice and satisfactory proof of the Owner’s death or when payments are being made under annuity option (D), the death of the Owner and the joint annuitant, benefits shall be paid to the primary Beneficiary. If no primary Beneficiary is living at the time benefits become payable, the Company shall pay the benefits to the secondary Beneficiary. If benefits are to be paid to more than one Beneficiary they shall be paid in equal shares, unless other proportions are set forth in writing to the Company at the time the most current Beneficiary election was made.

IRA-2004	Page 16

If no Beneficiary has been designated or no designated Beneficiary is living at the time any benefits become payable under this Contract, the Company shall pay benefits to the first surviving class of the following:

(a)	to the Owner’s Surviving Spouse; or

(b)	to the Owner’s surviving children in equal shares; or

(c)	to the Owner’s surviving parents in equal shares; or

(d)	to the Owner’s surviving brothers and sisters in equal shares; or

(e)	to the executor or administrator of the Owner’s estate.

SECTION 9 - GENERAL PROVISIONS

Adjustments to Current Rate of Interest and Expense Charges

Adjustments to (a) the Current Rate of Interest and (b) the Administrative Charges may be made, within the limits described in those definitions.

No adjustment pursuant to this provision shall apply to annuity benefits that became payable under this Contract before such adjustment.

Contract

This Contract constitutes the entire Contract between the Company and the Owner and is issued in consideration of the application and the payment of the first contribution.

All statements in the application for this Contract are representations and not warranties.

This Contract may not be modified as to the Company nor may the Company’s rights or requirements be waived, except in writing and by a duly authorized officer of the Company. No change shall affect any benefits which became payable prior to the effective date of such change.

No benefits provided under this Contract shall be less than those required by the state where this Contract is delivered.

Evidence of Survival

(a)	When a benefit payment is contingent upon the survival of any person, evidence of such person’s survival must be furnished to the Company at its Home Office, upon request by the Company and in a manner satisfactory to the Company. If the Company does not receive such satisfactory evidence within 30 days of the date of the Company’s request, the Company reserves the right to suspend benefit payments until such time as satisfactory evidence is received.

(b)	In addition to any other remedies provided by law, any payments made by the Company that are determined by the Company to be in excess of those provided by the provisions of this Contract shall be deducted to the extent possible from the payments thereafter falling due under this Contract. The amount of any overpayments shall be calculated with interest at the rate of 5% per year.

Incontestability

After the Date of Issue, the Company shall not contest this Contract.

Misstatements of Age

If the age of any person upon whose life an annuity is based has been misstated, the benefit shall not be invalidated, but the amount of the benefit shall be adjusted to the proper amount as determined on the basis of the correct age.

The amount of any underpayments by the Company due to any such misstatement shall be paid in full with the next payment due with respect to the payee under this Contract. The amount of any overpayments by the Company due to any such misstatement shall be deducted to the extent possible from the payments thereafter falling due with respect to the payee under this Contract. The amount of any underpayments or overpayments in this regard shall be calculated with interest at the rate of 5% per year.

Non-Alienation of Benefits

This Contract is issued for the exclusive benefit of the Owner and the Owner’s beneficiaries. To the extent permitted by law, the Owner’s interest in this Contract is nonforfeitable and no amount payable under this Contract with respect to a person may be voluntarily or involuntarily assigned (either at law or in equity), alienated, or be subject to attachment, garnishment, levy (other than a federal tax levy made pursuant to Section 6331 of the Code), execution or other legal or equitable process, and, to the extent permitted by law, no such amount shall in any way be subject to any legal process to subject the same to the payment of any claim against the payee.

IRA-2004	Page 17

Non-Assignment of Contract

No assignment of this Contract, and no transfer of any rights conferred hereunder, shall be permitted.

Non-Waiver

The Company’s rights under this Contract shall not be waived, reduced or denied due to its failure to perform or insist upon the strict performance of any provision or condition of this Contract. Any waiver of a provision or condition by the Company in a particular instance or situation, whether or not at the request of the Owner, shall not operate as a blanket waiver for future instances or situations even if the same.

Notices

All Notices must be in writing and delivered to the Home Office by United States mail, unless the Company specifies another manner or place for delivery of a Notice. Such Notices must be in a form satisfactory to the Company. The Owner, or any entity providing a Notice under this Contract, must furnish the Company with any facts and information that may be required by the Company to act on such Notice. The Company shall not be required to act upon any Notice that does not meet these requirements. Receipt of such Notice shall be deemed to take place on the Business Day such Notice is received by the Company at its Home Office. The Company shall be fully protected in relying upon the information furnished in a Notice, even if the Company does not inquire as to the accuracy or completeness of such information.

The Company shall not be liable for any payment made or action taken prior to receipt of any Notice at the Home Office.

Participating Contract

This is a participating contract. Each year the Company shall determine the amount of divisible surplus, if any, to be apportioned to this Contract. The amount of any such divisible surplus shall be credited to this Contract as dividends, provided this Contract is in force on the date such dividends are to be paid.

Dividends

Dividends shall be applied to increase the Account Value. If not otherwise elected, dividends shall be allocated to the accounts in the manner most recently elected by the Owner for contributions.

Any dividend apportioned but not yet paid upon the death of the Owner shall be paid in the same manner as other benefits payable under this Contract.

No dividends are anticipated under this Contract.

Payment of Benefits

The Company shall make payments under this Contract by check made payable to the payee and mailed directly to the payee at the last known address shown for such payee in the Company’s records. At the request of the payee, and with the agreement of the Company, payment may be made by electronic fund transfer.

Reports

Prior to the Annuity Commencement Date, the Company shall send the Owner a statement at least once every twelve months. Such statement shall show, as of the date of the statement, the Account Value available to provide a paid-up annuity, a cash surrender benefit and a death benefit under this Contract.

Severability of Provisions

If any provision under this Contract is determined to be invalid, the remainder of the provisions shall remain in full force and effect.

Termination of Contract

At any time that the Account Value under this Contract is zero, this Contract shall terminate. Upon termination of this Contract, the Company shall be relieved of all further liability except with respect to any benefits that had commenced under this Contract on or before the date of termination.

At the Annuity Commencement Date, the Company reserves the right to pay the Owner a single sum payment in lieu of any annuity benefits, provided any annuity payable to the Owner under this Contract would be less than $50 each month. The single sum payment shall be of an amount that is equal to the Account Value as of the Valid Transaction Date of the payment.

If at any time after the Owner has attained age 55, no contributions have been received under this Contract for three years and the Account Value is less than $2,000, the Company reserves the right to terminate this Contract and pay the Owner the Account Value in a single payment.

IRA-2004	Page 18

SECTION 10 - TABLE OF RATES

TABLE A - GUARANTEED MONTHLY PAYMENTS FOR PERIOD

CERTAIN FOR EACH $1,000 OF ACCOUNT VALUE

Payment Period (Years)	Amount of Each Monthly Payment	Payment Period (Years)	Amount of Each Monthly Payment	Payment Period (Years)	Amount of Each Monthly Payment
5	$17.49	11	$8.42	17	$5.77
6	14.72	12	7.80	18	5.50
7	12.74	13	7.26	19	5.26
8	11.25	14	6.81	20	5.04
9	10.10	15	6.42
10	9.18	16	6.07

TABLE B - PURCHASE RATES

Amount necessary to purchase $1 of monthly income

Age	Non-Refund Life Annuity	10 Year Period Certain and Continuous Annuity
55	$263.21	$265.32
56	257.06	259.47
57	250.86	253.60
58	244.63	247.74
59	238.38	241.89
60	232.11	236.06
61	225.83	230.26
62	219.57	224.49
63	213.31	218.76
64	207.10	213.08
65	200.93	207.45
66	194.81	201.89
67	188.73	196.37
68	182.67	190.91
69	176.60	185.49
70	170.51	180.13
71	164.37	174.83
72	158.20	169.62
73	152.04	164.53
74	145.87	159.57
75	139.72	154.75

TABLE C - MONTHLY AMOUNT PURCHASED

PER $1,000 OF ACCOUNT VALUE

Age	Non-Refund Life Annuity	10 Year Period Certain and Continuous Annuity
55	$3.80	$3.77
56	3.89	3.85
57	3.99	3.94
58	4.09	4.04
59	4.19	4.13
60	4.31	4.24
61	4.43	4.34
62	4.55	4.45
63	4.69	4.57
64	4.83	4.69
65	4.98	4.82
66	5.13	4.95
67	5.30	5.09
68	5.47	5.24
69	5.66	5.39
70	5.86	5.55
71	6.08	5.72
72	6.32	5.90
73	6.58	6.08
74	6.86	6.27
75	7.16	6.46

The rates set forth in Table B and Table C above are based on mortality according to the “GAM01 Table”, with 2% interest and no loading. The GAM01 Table was developed by projecting, according to Projection Scale AA, the mortality rates of the 1994 Group Annuity Reserving Table to 2001, with additional projection of one year for each year that the age exceeds 65. Male and female mortality rates were projected separately, and the resulting projected tables were blended using 2/3 of the female mortality rate and 1/3 of the male mortality rate at each age to produce the GAM01 Table.

A person’s age for the purpose of the foregoing tables shall be such person’s age at their last birthday before payments under the annuity benefit are to begin to such person, plus the fraction of a year corresponding to the number of completed months from such birthday to the date such payments begin. Amounts required for ages not shown and for other forms of annuity shall be calculated by the Company on the same actuarial assumptions and shall be furnished upon request.

IRA-2004	Page 19

SECTION 11 - LIST OF ACCOUNTS AND FUNDS

The following account of the general account and funds of the Separate Account are currently available under this Contract:

The General Account

Interest Accumulation Account

Investment Funds of the Separate Account

Mutual of America Investment Corporation All America Fund

Mutual of America Investment Corporation Money Market Fund

Mutual of America Investment Corporation Bond Fund

Mutual of America Investment Corporation Composite Fund Mutual of

America Investment Corporation Equity Index Fund Mutual of

America Investment Corporation Mid-Term Bond Fund Mutual of

America Investment Corporation Mid-Cap Equity Index Fund Mutual

of America Investment Corporation Aggressive Allocation Fund

Mutual of America Investment Corporation Moderate Allocation Fund

Mutual of America Investment Corporation Conservative Allocation

Fund Mutual of America Investment Corporation Small Cap Value

Fund Mutual of America Investment Corporation Small Cap Growth

Fund Mutual of America Investment Corporation Mid Cap Value Fund

Mutual of America Investment Corporation Retirement Income Fund

Mutual of America Investment Corporation 2010 Retirement Fund

Mutual of America Investment Corporation 2015 Retirement Fund

Mutual of America Investment Corporation 2020 Retirement Fund

Mutual of America Investment Corporation 2025 Retirement Fund

Mutual of America Investment Corporation 2030 Retirement Fund

Mutual of America Investment Corporation 2035 Retirement Fund

Mutual of America Investment Corporation 2040 Retirement Fund

Mutual of America Investment Corporation 2045 Retirement Fund

Mutual of America Investment Corporation 2050 Retirement Fund

Mutual of America Investment Corporation International Fund

American Century VP Capital Appreciation Fund

American Funds Insurance Series New World Fund®

Calvert VP SRI Balanced Portfolio

Deutsche Variable Series I Capital Growth VIP

Fidelity® Variable Insurance Products Equity-Income Portfolio

Fidelity® Variable Insurance Products Asset Manager Portfolio

Fidelity® Variable Insurance Products Contrafund® Portfolio

Fidelity® Variable Insurance Products Mid Cap Portfolio

Oppenheimer VA Main Street Fund®/VA

PIMCO Variable Insurance Trust Real Return Portfolio

T. Rowe Price Blue Chip Growth Portfolio

Vanguard Variable Insurance Fund Diversified Value Fund

Vanguard Variable Insurance Fund International Fund

Vanguard Variable Insurance Fund REIT Index Portfolio

All amounts allocated to the Investment Funds shall become part of the Separate Account that the Company maintains under the designation of Mutual of America Separate Account No. 2.

IRA-2004	Page 20

MUTUAL OF AMERICA LIFE INSURANCE COMPANY

320 PARK AVENUE NEW YORK NY 10022-6839 • 212 224 1600

(hereafter called the “Company”)

Individual retirement annuity contract IRA-2004 issued by the Company is hereby amended as follows, effective as of the Effective Date of the Contract:

(1)	Subsection (b)(iv) in the Contributions provision of Section 3 of the Contract is deleted in its entirety and replaced with the following:

(iv)	rollover contributions from another individual retirement arrangement pursuant to Section 408(d)(3) of the Code (including a SEP IRA), a qualified retirement plan pursuant to Section 402(c) or 402(e)(6) of the Code, a qualified annuity arrangement pursuant to Section 403(a)(4) of the Code, a tax-deferred annuity arrangement pursuant to Section 403(b)(8) or (10) of the Code, or a governmental eligible deferred compensation plan pursuant to Section 457(e)(16) of the Code; or

(2)	Subsection (b)(v) in the Contributions provision of Section 3 of the Contract is deleted in its entirety and replaced with the following:

(v)	any amount transferred on the Owner’s behalf from another individual retirement arrangement maintained pursuant to Section 408 of the Code, including a SEP IRA. However, contributions made by the Owner or on the Owner’s behalf under a SIMPLE IRA may not be made to this Contract. Nor may the Owner rollover or transfer any funds to this Contract from a SIMPLE IRA prior to the expiration of the 2-year period beginning on the date that the Owner first participated in that SIMPLE IRA.

(3)	The second to last paragraph of Subsection (c) in the Contributions provision of Section 3 of the Contract is deleted in its entirety and replaced with the following:

The dollar limit for taxable years beginning after 2008 shall be adjusted for cost of living increases in multiples of $500 by the Secretary of the Treasury in accordance with Section 219(b)(5)(D) of the Code.

(4)	Subsection (a)(i) of Section 7 of the Contract is deleted in its entirety and replaced with the following:

(i)	All payments, withdrawals and distributions shall comply with the minimum distribution requirements of Sections 401(a)(9) and 408(b)(3) of the Internal Revenue Code, the applicable IRS Regulations thereunder, and any subsequent pronouncements.

(5)	Subsection (b)(i)(1) of Section 7 of the Contract is deleted in its entirety and replaced with the following:

(1)	If the Owner’s spouse is the sole Beneficiary, and he or she is more than ten years younger than the Owner, the distribution period is the greater of: (I) the number determined in accordance with (2) below; or (II) the number in the Joint and Last Survivor Table in Q&A 3 of IRS Regulations Section 1.401(a)(9)-9 corresponding to the Owner’s age and the Owner’s spouse’s age as of their birthdays in the calendar year for which the distribution is paid.

IRA-2004AMEND1	Page 1

(6)	The subsection entitled “Reports” in Section 9 of the Contract is deleted in its entirety and replaced with the following:

Reports

The Company shall send the Owner a statement at least once every twelve months in accordance with Section 408(i) of the Code. Such statement shall show, as of the date of the statement, the Account Value available for withdrawal (the “cash surrender value”), or to purchase an annuity under this Contract (a “paid-up annuity”), or to provide a death benefit under this Contract.

This amendment is executed at New York, New York.

Vice President

IRA-2004AMEND1	Page 2